Exhibit 10.4

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of July 10, 2010 by and among AuraSound, Inc., a Nevada corporation (the “Company”‘).

GGEC America, Inc., a California corporation (“Purchaser”). - and Guogang Electric Co. Ltd., a Chinese company and the parent company of Purchaser (“GGEC China”).

RECITALS

WHEREAS, Purchaser desires to purchase from the Company, and the Company desires to sell to Purchaser, 6,000,000 shares (the “Shares”) of the Company’s par value $0.01 per share common stock (“Common Stock”), and: a 5-year warrant, substantially in the form of Exhibit A attached hereto, to purchase 6,000,000 shares of Common Stock at an exercise price of $1.00 per share; a 3-year warrant, substantially in the form of Exhibit B attached hereto, to purchase 2,317,265 shares of Common Stock at an exercise price of $.75 per share; and, to the individuals listed and in the number of shares indicated on Exhibit C 3-year warrants, substantially in the form of Exhibit B attached hereto, to purchase a total of 380,000 shares of Common Stock at an exercise price of $.75 per share (collectively referred to herein as the “Warrants”), for an aggregate purchase price of $3,000,000, subject to the terms and conditions of this Agreement and the other documents or instruments contemplated hereby;

WHEREAS, Purchaser and the Company are parties to a Services, Operations and Management Agreement, dated October 8, 2008, pursuant to which Purchaser has provided services and funding to the Company, as described therein, in anticipation of the transaction contemplated by this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

Section 1.               Sale and Issuance of Shares and Warrants.

Subject to the terms and conditions of this Agreement, the board of directors of the Company has authorized the sale and issuance (the “Issuance”) to Purchaser of the Shares and as indicated by Purchaser the Warrants. At the Closing, the Company shall sell to Purchaser, and Purchaser shall purchase from the Company, the Shares and the Warrants for an aggregate purchase price of $3,000,000 (the “Purchase Price”), subject to the terms and conditions of this Agreement.

Section 2.      The Closing.

2.1   Closing Date.

The closing of the Issuance to Purchaser (the “Closing”) shall take place no later than 30 days after all of the closing conditions set forth in Section 2.3 hereof have been satisfied or waived in writing by Purchaser and the Company (the “Closing Date”). Subject to the terms and conditions of this Agreement, at the Closing, the Company will sell to Purchaser, and Purchaser will purchase from the Company, the Shares and the Warrants.

2.2           Deliveries.

At the Closing, the Company shall deliver to Purchaser a certificate representing the Shares and the Warrants against payment of the purchase price therefore by wire transfer (to such account as the Company may designate to Purchaser prior to the Closing) and, in addition, at Purchaser’s election, cancellation of the Company’s indebtedness incurred under the Management Agreement. To the extent that Purchaser elects payment by cancellation of indebtedness, Purchaser shall surrender to the Company for cancellation at the Closing any evidence of such indebtedness or shall execute an instrument of cancellation in form and substance reasonably satisfactory to the Company. At the Closing, the Company and Purchaser shall each deliver to the other a duly executed copy of this Agreement and the Warrant.

2.3           Closing Conditions.

(a)           The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects on the Closing Date of the representations and warranties of the Purchaser contained herein;

(ii) the delivery by Purchaser of the items required to be delivered by Purchaser pursuant to Section 2.2 above.

(b)           The obligations of Purchaser hereunder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects on the Closing Date of the representations and warranties of the Company contained herein;

(ii) the delivery by the Company of the items required to be delivered by the Company pursuant to Section 2.2 above;

(iii) written documentation, reasonably acceptable to the Company, evidencing the approval by the appropriate regulatory authority of China of the transaction contemplated by this Agreement;

(iv) the Company shall have duly effected a 1-for-6 reverse split of its issued and outstanding and authorized Common Stock (the “Reverse Split”);

(v) the holders of at least 85% of the outstanding common stock purchase warrant shares issued by the Company in a private placement on or about June 7, 2007 shall have executed a Consent, Waiver and Release Agreement, in the form attached hereto as Exhibit B;

(vii) Inseat Solutions LLC, a creditor of the Company, shall have converted approximately $1,957,040 of Company indebtedness (subject to interest accumulation from the date hereof until the Closing Date, the “Debt Amount”) into a number of post-Reverse Split shares of Common Stock equal to the Debt Amount divided by six (the “Inseat Conversion Shares”), and a live-year warrant substantially in the form of Exhibit E to purchase a number of shares of Common Stock equal to the number of Inseat Conversion Shares plus a five-year warrant to purchase 2,243,724, both warrants exercisable at $0.50 per share (the “Inseat Conversion Warrants”).

Section 3.              Representations and Warranties of the Company.

The Company hereby represents and warrants to Purchaser as follows:

3.1           Organization.

The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified to conduct its business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on the Company.

3.2           Capitalization.

On the date hereof, the authorized capital stock of the Company consists of 16,666,667 shares of Common Stock, of which 4,678,662 shares are issued and outstanding, and 3,333,333 shares of preferred stock, none of which are issued and outstanding. Immediately prior to the Closing, the authorized capital stock of the Company, after giving effect to the Reverse Split, will consist of approximately 16,666,667 shares of Common Stock, of which approximately 4,678,662 shares will be issued and outstanding (not including the Inseat Conversion Shares), and approximately 3,333,333 shares of preferred stock, none of which will be issued and outstanding. All of the currently issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Immediately prior to the Closing, after giving effect to the Reverse Split, the Company will have outstanding warrants to purchase an aggregate of 3,201,944 shares of Common Stock, and there shall be no other outstanding warrants, options or other rights entitling any person to acquire shares of capital stock of the Company; provided, however, at the Closing and in addition to the warrants specified above in the Recital, the Company will issue the following additional Common Stock warrants, all exercisable for $0.50 per share: (i) the Inseat Conversion Warrants. There are no voting trusts or any other agreements or understandings with respect to the voting of the Company’s capital stock. When issued at the Closing, the Shares and the Warrants will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. It is the intent of the parties hereto that the Post Transaction Capitalization shall be essentially as shown on Exhibit D and that GGEC America, Inc. shall hold 55% of the issued and outstanding shares upon closing.

3.3           Authorization of Agreement.

The execution, delivery and performance by the Company of this Agreement and the Warrants and each other document or instrument contemplated hereby or thereby (collectively, the “Purchase Documents”) have been duly authorized by all requisite corporate action by the Company; and this Agreement and each other Purchase Document have been duly executed and delivered by the Company. Each of the Purchase Documents, when executed and delivered by the Company, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights and remedies generally, and subject as to enforceability to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.4           Consents and Approvals; No Violations.

Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by the Company of the transaction contemplated by this Agreement. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charier or bylaws of the Company, (b) result in a violation or breach of, or constitute (with or without due notice or transactions contemplated hereby. Purchaser hereby agrees to indemnify the Company against any claim by any third person for any commission, brokerage or finder’s fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between Purchaser and such third person, whether express or implied from the actions of Purchaser.

Section 6.             Covenants Not to Compete or Solicit.

6.1         Non-Competition. For purposes of this Section: 6.1: “Company Management” shall mean Arthur Liu, in his capacity as Chief Executive Officer of AuraSound, or Mr. Liu’s successor to such office, acting independently of any position Mr. Liu or his successor may hold with GGEC; and “GGEC Management” shall mean Victor Ho, in his capacity as Manager of Operations of GGEC, or Mr. I lo’s successor to such office, acting independently of any position Mr. Ho may hold with AuraSound.

(a)           GGEC Non-Competition.

(i)           During the period commencing on the Closing Date and ending on such date as the Purchaser, GGEC, GGEC China and their respective affiliates (the “GGEC Parties”) collectively own less than 10% of the outstanding voting power of the Company (the “Non-Competition Period”), the GGEC Parties shall not, except as provided in subsection (ii) below, directly or indirectly, without the prior written consent of the Company, contact or otherwise promote the sale of any products or services of the GGEC Parties to the following types of customers:

(A)           the Company’s existing customers, including customers existing on the date of this Agreement and those which become customers of the Company during the Non-Competition Period;

(B)           makers of notebook computers, other than Toshiba and Lenovo;

(C)           makers of mobile phones, smart phones, GPS instruments and other portable devices;

(D)           customers specifically seeking Neo-Radial Technology (NRT) based speaker drivers; and

(E)           customers with which the Company has established relationships prior to the date of this Agreement, such as Sharp Corporation (or its affiliates), or customers with which the Company establishes relationships during the Non-Competition Period, which lead to significant orders placed with the Company during the Non-Competition Period.

(ii)           The restrictions set forth in paragraph 6.1 (a)(i) shall not apply under the following circumstances:

(A)           Company Management determines that the Company does not have sufficient resources, including, without limitation, technological design experience, production capacity at a time when GGEC is not the Company’s sole manufacturing source, or appropriate marketing or distribution channels to undertake managing the subject product(s) or to service the subject customer(s);

(B)           The subject customer specifies that the subject product(s) should be produced by one or more of the GGEC parties,

(b)           Aurasound Non-Competition.

(i) During the Non-Competition Period, the Company shall not, except as provided in subsection (ii) below, directly or indirectly, without the prior written consent of GGEC, contact or otherwise promote the sale of any products or services of the Company to the following types of customers:

(A)           existing customers of the GGEC Parties; and

(B)           notebook computer speakers to Toshiba and Lenovo, which are current customers of GGEC.

(ii)           The restrictions set forth in paragraph 6.1(b)(i) shall not apply under the following circumstances:

(A)           GGEC Management determines that the GGEC Parties do not have sufficient resources, including, without limitation, technological design experience or appropriate marketing or distribution channels to undertake the production of the subject product(s) or to service the subject customers).

(B)           the subject customer specifies that the subject produces) should be produced by the Company.

(C)           the subject product involves NRT based speaker drivers or other proprietary technology of the Company.

(c)           Conflicting Interests. In instances where both GGEC and the Company are capable and qualified to pursue a product, customer or project, and such conflict is not otherwise resolved pursuant to the provisions of Section 6.1 (a) and 6.1 (b), GGEC Management and Company Management will consult each other and make a mutual determination of whether GGEC or the Company should pursue the product, customer or project on the basis of the following principles:

(i) With regard to customers where both the Company and the GGEC Parties have business relationships or are currently providing products or services, both the Company and GGEC agree to inform each other whenever the other learns of a new opportunity to sell products or services to such customers so that the opportunity may be addressed in accordance with this Section 6.1.

(ii) With regard to the field of micro-speakers (consisting primarily of cell phones, smart phones, GPS instruments, notebook computers and other portable devices), the Company shall be given priority to pursue such products, customers or projects.

(iii) With regard to the field of complex sound and electronic systems (consisting primarily of home entertainment systems and professional entertainment systems), the GGEC Parties shall be given priority to pursue such products, customers or projects.

(iv) In circumstances where the GGEC Parties and the Company both believe they are suited for producing a product or undertaking a project or customer, GGEC Management and Company Management will confer and mutually agree on how to best satisfy the customer’s requirement(s).

(v) Once the Company or the GGEC Parties have assumed a new product, project or customer under this Section 6.1 (c), the other shal I not engage in any activity that would be competitive with such project or product during the Competition Period.

(d)           AuraSound Technology. Notwithstanding anything herein to the contrary, none of the GGEC Parties shall at any time engage in or attempt to engage in, for any purpose other than the economic benefit of the Company, the sale, marketing, manufacture, production or other disposition of products that utilize the technology, intellectual property or new product designs or applications developed by or proprietary to the Company or any of its subsidiaries, unless the Company expressly permits such use pursuant to a definitive license agreement.

6.2           Non-Solicitation. For the duration of the Non-Competition Period, the GGEC Parties shall not, directly or indirectly, without the prior written consent of the Company, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of the Company or any subsidiary of the Company to: (a) terminate his or her employment with the Company; or (b) engage in any action in which the GGEC Parties would, under the provisions of this Section 6 hereof, be prohibited from engaging, including the transfer of employees from the Company or any of its subsidiaries to any of the GGEC Parties for the exclusive benefit of the GGEC Parties.

6.3           Severabilitv. The covenants contained in Sections 6.1 and 6.2 hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Sections 6.1 and 6.2, respectively. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants, or any part thereof, then such unenforceable covenant, or such part, shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants, or portions thereof, to be enforced. In the event that the provisions of this Section 6 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

6.4           Consideration. Purchaser, GGEC and GGEC China acknowledge that: (i) the goodwill associated with the existing business, customers, and assets of the Company and its subsidiaries is an integral component of the value of the Company and the Shares; and (ii) the GGEC Parties’ agreement as set forth herein is necessary to preserve the value of the Company and the Shares following the Closing. Purchaser also acknowledges that the limitations of time, geography and scope of activity agreed to in this Section are reasonable because, among other things: (A) the Company is engaged in a highly competitive industry; (D) the GGEC Parties have unique access to, and will continue to have unique access to, the trade secrets and know-how of the Company, including, without limitation, the plans and strategy of the Company; and (C) the Purchaser, GGEC and GGEC China are receiving significant consideration in connection with the transaction contemplated by this Agreement.

Section 7.               Successors and Assigns.

This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.               Entire Agreement.

This Agreement and the other writings and agreements referred to in this Agreement or delivered pursuant to this Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

Section 9.               Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express or UPS), one (I) business day after mailing; (b) if sent by facsimile transmission before 5:00 p.m. on a business day (sender’s time), when transmitted and receipt is confirmed through a delivery report; (c) if sent by facsimile transmission after 5:00 p.m. or on a day that is not a business day (sender’s time) and receipt is confirmed through a delivery report, on the following business day; or (d) upon actual receipt by the party to whom such notice, request, demand or other communication is required to be given; provided that such notices, requests, demands and other communications are delivered to the address or facsimile number set forth below, or to such other address or facsimile number as any party shall provide by like notice to the other parties:

if to the Company, to:

AuraSound, Inc.
11839 East Smith Avenue
Santa Fe Springs, CA 90670
Facsimile: (562)447-1798
Attention: Arthur Liu, Chief Executive Officer

if to Purchaser or GGEC China, to:

their respective addresses set forth on the signature page hereto;

Section 10.              Amendments.

This Agreement may not be modified or amended, or any of the provisions of this Agreement waived, except by written agreement of the Company and Purchaser.

Section 11.              Governing Law; Waiver of Jury Trial.

All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of Nevada without giving effect to any choice or conflict of law provision or rule (whether in the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. In furtherance of the foregoing, the internal law of the State ofNevada will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some otherjurisdiction would ordinarily or necessarily apply.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

Section 12.              Submission to Jurisdiction.

Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of California and the United States of America located in the City of Los Angeles, California, U.S.A. and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Purchaser, GGEC and GGEC China each hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the venue or based on the grounds of forum non convenes, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. Purchaser, GGEC and GGEC China each hereby irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address as set forth herein.

Section 13.              Severabilitv.

It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or entbrceabilily of such provision in any jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 14.              Independence of Agreements. Covenants, Representations and Warranties.

All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder. The exhibits and any schedules attached hereto are hereby made part of this Agreement in all respects.

Section 15.              Counterparts.

This Agreement may be executed in any number of counterparts, and each such counterpart of this Agreement shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile or “pdf’ counterpart signatures to this Agreement shall be acceptable and binding.

Section 16.              Headings.

The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 17.              Expenses.

Each of the parties hereto shall pay their own fees and expenses incurred in connection with the negotiation, execution and delivery of the Purchase Documents.

Section 18.              Preparation of Agreement.

The Company prepared this Agreement and the Warrant solely on its behalf. Each party to this Agreement acknowledges that: (i) the party had the advice of, or sufficient opportunity to obtain the advice of, legal counsel separate and independent of legal counsel for any other party hereto; (ii) the terms of the transactions contemplated by this Agreement are fair and reasonable to such party; and (iii) such party has voluntarily entered into the transactions contemplated by this Agreement without duress or coercion. Each party further acknowledges that such party was not represented by the legal counsel of any other party hereto in connection with the transactions contemplated by this Agreement, nor was it under any belief or understanding that such legal counsel was representing its interests. Each party agrees that no conflict, omission or ambiguity in this Agreement, or the interpretation thereof, shall be presumed, implied or otherwise construed against any other party to this Agreement on the basis that such party was responsible for drafting this Agreement.

* * * * *

IN WITNESS WHEREOF, each of the undersigned has duly executed this Securities Purchase Agreement as of the date first written above.

PURCHASER:

GGEC AMERICA, INC.

By: __________________________________________

Name:

Title: President

Address:                                 1801 E. Edingar Ave., #225
                                  Santa Ana, CA 92705
Tele:                                         714-750-2280
Facsimile:                                 714-750-2281

GGEC CHINA:

GUOGUANG ELECTRIC CO., LTD.

Address:                                No. 8 Jinhu Road
                                Xinhua Street, Huadu Reg,
                                Guangzhou, 510800 P.R. China
Tele:                                        86-20-2860-9802
Facsimile:                               86-20-2860-9828